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                                                                    EXHIBIT 11.4



                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                         SIX MONTHS ENDED JUNE 30, 1999
                (Dollars in thousands, except per share amounts)


                                                                 Number of Shares     Percent Outstanding      Equivalent Shares
                                                                 ----------------     -------------------      -----------------
Prior to Initial Public Offering
     1997 Common Stock Offering                                               639                  100.00%                   639

After Initial Public Offering
     1998 Common Stock Offering                                        15,000,000                  100.00%            15,000,000
     Preferred Stock Converted to Common Stock                         60,511,692                  100.00%            60,511,692
     1999 Common Stock Offering                                        21,041,100                   39.30%             8,269,679
     Treasury Shares                                                      (37,968)                  70.00%               (26,577)
     Warrants Exercised                                                   383,240                   34.22%               131,127
     Stock Options Exercised                                               44,030                   25.46%                11,209
     Employee Stock Discount Purchase Plan Shares Issued                  100,844                   81.33%                82,020
                                                                                                                 ---------------
     WEIGHTED AVERAGE SHARES OUTSTANDING                                                                              83,979,789

     NET LOSS APPLICABLE TO COMMON STOCK                                                                         $   (93,382,000)

     NET LOSS PER SHARE, BASIC AND DILUTED                                                                       $         (1.17)
                                                                                                                 ===============
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